Dendreon Reports Fourth Quarter and 2008 Year End Financial Results

SEATTLE, WA, March 12, 2009 –Dendreon Corporation (Nasdaq: DNDN) today reported results for the year and quarter ended December 31, 2008. Revenues for the year ended December 31, 2008 were $111,000 compared to $743,000 for the year ended December 31, 2007. Revenues for the fourth quarter of 2008 were $28,000, compared to $28,000 for the same period in 2007.

The net loss for the year ended December 31, 2008 was $71.6 million, or $0.79 per share, compared to $99.3 million, or $1.20 per share for the year ended December 31, 2007.  Net loss in the fourth quarter of 2008 was $8.8 million or $0.09 per share, compared to a net loss of $27.0 million, or $0.32 per share, for the same period in 2007.  Dendreon's total operating expenses for the year ended December 31, 2008 were $70.6 million compared to $102.4 million in 2007.

As of December 31, 2008, Dendreon had approximately $108.5 million in cash, cash equivalents, and short-term and long-term investments compared to $120.6 million as of December 31, 2007.

Recent Highlights:

•
Completed the planned interim analysis of the Phase 3, randomized, double-blind, placebo-controlled IMPACT clinical trial designed to assess the safety and efficacy of the investigational active cellular immunotherapy PROVENGE® (sipuleucel-T) in men with androgen-independent prostate cancer.  While Dendreon remains blinded to the data, the independent data monitoring committee (IDMC) reported to Dendreon a 20 percent reduction in the risk of death in the PROVENGE arm relative to placebo (Hazard Ratio= 0.80; 95% Confidence Interval [0.610-1.051]) .  The IDMC observed no safety concerns and recommended that the study continue to its final analysis, which is expected to be completed by the end of April 2009

•
Filed an Investigational New Drug (IND) application with the U.S. Food and Drug Administration (FDA) to evaluate D-3263, the Company's lead small molecule candidate which targets TRPM8 (a transmembrane cation channel protein), in a Phase 1 dose escalation study in cancer.  The application was cleared by the FDA in January 2009.

“This is an exciting time for Dendreon as we await the completion of the final analysis of our IMPACT trial, expected by the end of April.  The 20 percent reduction in the risk of death that we saw in the PROVENGE arm at our interim analysis is encouraging to us,” stated Mitchell H. Gold, M.D., president and chief executive officer of Dendreon Corporation.  “Our mission is to bring PROVENGE to the many prostate cancer patients seeking treatment alternatives that offer a meaningful survival benefit coupled with a more tolerable safety profile than current options, ultimately translating the success of PROVENGE into a platform of products that could benefit patients with many different types of cancer.”

Dendreon expects to have final results from the IMPACT trial in April.  The Company expects ot host a conference call which will include a discussion of financial guidance for 2009 after data from the IMPACT trial are known.

About Dendreon

Dendreon Corporation is a biotechnology company whose mission is to target cancer and transform lives through the discovery, development and commercialization of novel therapeutics. The Company applies its expertise in antigen identification, engineering and cell processing to produce active cellular immunotherapy product candidates designed to stimulate an immune response.  Dendreon is also developing an orally-available small molecule that targets TRPM8 that could be applicable to multiple types of cancer as well as benign prostatic hyperplasia.  The Company has its headquarters in Seattle, Washington and is traded on the Nasdaq Global Market under the symbol DNDN. For more information about the Company and its programs, visit www.dendreon.com.

Except for historical information contained herein, this news release contains forward-looking statements that are subject to risks and uncertainties surrounding the efficacy of PROVENGE to treat men suffering from prostate cancer, risks and uncertainties surrounding the presentation of data to the FDA and approval of product applications by the FDA and risks and uncertainties inherent in the process of discovering, developing and commercializing drugs that are safe and effective for use as human therapeutics. Factors that may cause such differences include risks related to our limited operating history, risks associated with completing our clinical trials, the risk that the safety and/or efficacy results of existing clinical trials or from additional clinical trials for PROVENGE will not support approval for a biologics license, the risk that the FDA may interpret data differently than we do or require more data or a more rigorous analysis of data than expected, the risk that the FDA will not approve a product for which a biologics license has been applied, the risk that the results of a clinical trial for PROVENGE or other product may not be indicative of results obtained in a later clinical trial, risks that we may lack the financial resources and access to capital to fund required clinical trials or commercialization of PROVENGE, our dependence on the efforts of third parties, and our dependence on intellectual property. Further information on the factors and risks that could affect Dendreon's business, financial condition and results of operations are contained in Dendreon's public disclosure filings with the U.S. Securities and Exchange Commission, which are available at www.sec.gov.

Contact Information:

Jennifer Cook Williams

Investor Relations

Dendreon Corporation

(206) 829-1500

DENDREON CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share amounts)

	Three months ended December 31,		Year ended December 31,
	2008	2007	2008	2007
	(unaudited)

Revenue	$28	$28	$111	$743

Operating expenses:
Research and development	10,755	21,743	50,086	76,523
General and administrative	4,783	5,382	20,503	25,839
Total operating expenses	15,538	27,125	70,589	102,362
Loss from operations	-15,510	-27,097	-70,478	-101,619
Interest income	712	1,717	3,619	6,461
Interest expense	-1,161	-1,571	-5,156	-4,106
Gain from valuation of warrant liability	7,122	-	371	-
Net loss	($8,837)	($26,951)	($71,644)	($99,264)

Basic and diluted net loss per share	($0.09)	($0.32)	($0.79)	($1.20)

Shares used in computation of basic and
diluted net loss per share	95,109	83,051	90,357	82,531

	December 31,	December 31,
	2008	2007
Balance Sheet Data:
Cash and cash equivalents	$59,523	$75,721
Short-term investments	45,638	27,115
Long-term investments	3,386	17,739
Total assets	147,204	161,662
Warrant liability	14,190	-
Convertible senior subordinated notes	85,250	85,250
Total stockholders' equity	27,006	40,377